EXHIBIT 4

                      TRANSACTION IN SHARES OF THE COMPANY


            The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days or since the most recent filing on
Schedule 13D, whichever is less. All transactions involved purchases of Shares through the NASDAQ National Market.


Reporting Person                                                Price Per Share
With Direct                                                       (Excluding
Beneficial                     Date of            Number of       Commission)
Ownership                    Transaction            Shares
---------                    -----------            ------

Greenbelt                      5/14/98              19,000           $8.25

Greenbelt                      5/15/98              10,000           $8.50












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